Exhibit 10.7
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 15th day of December, 2008 (the “Effective Date”) by and between HERCULES OFFSHORE, INC., a Delaware corporation (the “Company”), and TROY L. CARSON (the “Executive”).
     WHEREAS, the Company desires to employ the Executive, and the Executive is willing to accept such employment, all upon the terms and conditions set forth herein;
     WHEREAS, the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), has determined that it is advisable and in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, and to provide the Executive with compensation and benefits arrangements which are competitive with those of executives of other similarly situated corporations;
     WHEREAS, the Board also believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control (hereinafter defined) and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control;
     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain Definitions.
     (a)  “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 under the Exchange Act.
     (b) The “Employment Period” shall mean the period commencing on the Effective Date and ending on the Date of Termination, as determined pursuant to Section 5(e).
     (c) “Exchange Act” means the Securities Exchange Act of 1934.
     (d) The term “group” is used as it is defined for purposes of the Exchange Act.
     (e) “Person” means an individual, entity or group.
     (f) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.
     (g) “Subsidiary” shall mean (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
     2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A or Item 5.01 of Form 8-K promulgated under the Exchange Act, as in effect on the date of this Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act that serve similar purposes, in each case whether or not the Company is then subject to such reporting requirement; provided, that, without limitation, such a change of control shall be deemed to have occurred if:
     (i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this Agreement the term “person” shall not include (A) the Company or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);
     (ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office and voting on the matter who were either directors on the date hereof or whose appointment, election or nomination for election was previously so approved;
     (iii) there is consummated a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to hold voting securities representing (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation (an “Excluded Transaction”); or

     (iv) the stockholders of the Company approve a plan of complete liquidation of the Company, or there is consummated the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (other than to the Company or one or more Subsidiaries of the Company).
     3. Employment Agreement. The Company hereby agrees to continue the Executive in its employ, and Executive agrees to remain in the employ of the Company in accordance with the terms and conditions of this Agreement, for the Employment Period.
     4. Terms of Employment.
     (a) Position and Duties.
     (i) During the Employment Period, the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be (A) prior to a Change of Control, at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Applicable Date, and (B) upon and within 24 months after a Change of Control, the Executive’s position shall be at least commensurate in all material respects (disregarding any change or changes that are in the aggregate de minimis) with the most significant of those held, exercised and assigned as of the date immediately preceding the Applicable Date. During the Employment Period, the Executive’s services shall be performed at the location where the Executive’s services were performed immediately preceding the Applicable Date or any office which is the headquarters of the Company and is less than 50 miles from such location. For purposes of this Agreement, “Applicable Date” shall mean, at any time of determination, the latest to have occurred of the Effective Date or, during the 24 months following a Change of Control, any date on which a Change of Control has occurred.
     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full attention and time during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage personal investments, in each such case, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, the Executive may not serve on the board of a publicly traded for profit corporation or similar body of a publicly traded for profit business organized in other than corporate form without the consent of the Compensation Committee. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Applicable Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Applicable Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation.

     (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid on a monthly basis, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its Affiliates in respect of the twelve-month period immediately preceding the month in which the Applicable Date occurs; provided, further, that, after the Effective Date, in no event shall the Annual Base Salary be less than $200,000. During the Employment Period, the Annual Base Salary shall be reviewed at least once in each fiscal year of the Company and may be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other executives of the Company and its Affiliates.
     (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded for each fiscal year ending during the Employment Period, a bonus of up to 80% of Annual Base Salary (target of 40%) depending upon meeting goals agreed upon with the Board. Such Annual Bonus amount may be pro-rated in respect of partial years. During the Employment Period, the annual target bonus as a percentage of Annual Base Salary may be increased, but not decreased, from time to time by the Board.
     (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company and its Affiliates. Such plans, practices, policies and programs shall provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, equal to such plans, practices, policies and programs provided by the Company and its Affiliates for similarly situated senior executives of the Company and its Affiliates.
     (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to similarly situated senior executives of the Company and its Affiliates. Such plans, practices, policies and programs shall provide the Executive with benefits which are equal, in the aggregate, to such plans, practices, policies and programs provided by the Company and its Affiliates for similarly situated senior executives of the Company and its Affiliates.
     (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its Affiliates in effect for similarly situated senior executives of the Company and its Affiliates. All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement and in a format and manner consistent with the Company’s expense reporting policy.

     (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its Affiliates in effect for similarly situated senior executives of the Company and its Affiliates.
     (vii) Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation per year, or such greater amount as is afforded to similarly situated senior executives of the Company and its Affiliates.
     (viii) Equity Awards. In addition to Annual Base Salary and annual bonus, the Executive may be awarded an equity award at the discretion of the Company for any fiscal year ending during the Employment Period.
     5. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 16(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive calendar days by reason of any medically determinable physical or mental impairment or the Executive is “totally disabled” within the meaning of the Company’s long-term disability plan applicable to the Executive. All determinations to be made with respect to clauses (i) and (ii) above shall be made by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) a material violation by the Executive of the Executive’s obligations under Sections 4(a), 10 or 11 of this Agreement (other than as a result of incapacity due to physical or mental illness) which is either willful and deliberate on the Executive’s part or is committed in bad faith or without reasonable belief that such violation is in the best interests of the Company, (ii) the Executive’s gross negligence in performance, or intentional non-performance (continuing for 10 days after receipt of written notice of need to cure from the Company), of any of the Executive’s duties and responsibilities under this Agreement, or reasonable instructions of the Board or the officer(s) of the Company to whom the Executive reports within the scope of the Executive’s employment by the Company, (iii) the Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company, (iv) the Executive’s violation of the Company’s ethics policy which is willful or deliberate on the Executive’s part or is committed in bad faith or (vi) the final and non-appealable conviction by a court of competent jurisdiction of the Executive of a felony involving moral turpitude or the entering of a guilty plea or a plea of nolo contendere to such crime by the Executive.
     (c) Good Reason; Other Terminations. The Executive’s employment may be terminated by the Executive (i) during the Employment Period for Good Reason, or (ii) during the Employment Period, other than for Good Reason.
     For purposes of this Agreement, “Good Reason” shall mean:
     (i) A material diminution in the Executive’s base salary.
     (ii) A material diminution in the Executive’s authority, duties, or responsibilities.
     (iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report.
     (iv) The Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B).
     (v) Any other action or inaction that constitutes a material breach by the Company of this Agreement.
     (vi) Notwithstanding anything to the contrary above, the Executive’s termination of employment shall not constitute Good Reason unless (i) the Executive notifies the Company of the condition or event constituting Good Reason within 90 days of the condition’s occurrence and the Company fails to cure the condition, to the extent curable, specified in the notice within 30 days following such notification and (ii) the Executive terminates employment within 10 days following the expiration of the cure period set forth above.
     (vii) Notwithstanding anything herein to the contrary, the interim assignment of the Executive’s position, authority, duties, or responsibilities to any Person while the Executive is absent from his duties during any of the 120 business days set forth under the definition of Disability in Section 5(a) shall not constitute a Good Reason for Executive to terminate his employment with the Company.
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for any reason (including without limitation Good Reason), shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s right hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, or (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the date of the receipt of the Notice of Termination or any later date specified therein.
     (f) Deemed Resignation. Any termination of the Executive’s employment shall constitute an automatic resignation of the Executive as an officer of the Company and each Affiliate and from the board of directors or similar governing body of the Company and any Affiliate and from the board of managers or similar governing body of any corporation, limited liability company, or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or Affiliate’s designee or other representative.
     6. Obligations of the Company upon Termination and Upon Change of Control. Upon the termination of Executive’s employment hereunder, Executive shall receive from the Company as severance those payments and benefits set forth in the applicable provisions of this Section 6.
     (a) Prior to a Change of Control: Good Reason or Other than for Cause. If, during the Employment Period and prior to a Change of Control, the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason:
     (i) The Company shall pay to the Executive, in a lump-sum in cash on the date 60 days after the Date of Termination (unless other payment terms are specified in this Section 6 or in Section 16(h)), the aggregate of the following amounts:
     A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any compensation previously deferred by the Executive, to the extent permitted by the plan under which such deferral was made (together with any accrued interest or earnings thereon), and any accrued vacation pay, in each case to the extent not theretofore paid, and (3) a separate sum equal to the amount of any earned but unpaid bonus awarded to the Executive for any previously completed taxable year (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
     B. the amount (such amount shall be hereinafter referred to as the “Severance Amount”) equal to the sum of:

     (1) 1.5 times the amount of the Executive’s Annual Base Salary; and
     (2) 1.5 times the bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) paid or payable in respect of the most recently completed fiscal year of the Company or, if no such bonus has been paid or is payable in respect of such year, any bonus described in Section 4(b)(ii) paid or payable in respect of the next preceding fiscal year; and
     C. a lump sum amount equal to the then current cost of the employer-provided welfare benefits (other than group health plans) provided to the Executive and his dependents, as of the Date of Termination, calculated for the period from the Date of Termination until the later of the expiration of the remaining Employment Period or the date 18 months following the Date of Termination (the “Welfare Cash Payment”).
     (ii) Until the later of the expiration of the remaining Employment Period or the date 18 months from the Date of Termination, the Company shall continue group health benefits to the Executive and/or the Executive’s dependents at least equal to those which would have been provided to them in accordance with the group health plans provided to active employees if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its Affiliates as in effect and applicable generally to other executives and their dependents during the 90-day period immediately preceding the Applicable Date, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive group health benefits under another employer provided plan, the group health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided further, however, that with respect to health and medical benefits, to the extent such coverage cannot be extended or provided, the Company will pay during the period described above the applicable premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, associated with such benefits (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”).
     (b) Following a Change of Control: Good Reason or Other than for Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause within 24 months following a Change of Control, or the Executive shall terminate employment for Good Reason within 24 months following a Change of Control, then the Company shall pay or provide to the Executive all the amounts and benefits set forth in Section 6(a) above at such times as provided therein; provided however, that:
     (i) instead of the Severance Amount calculated pursuant to Section 6(a)(i)(B) above, a Severance Amount equal to 2.0 times the sum of (x) the Executive’s Annual Base Salary, and (y) the target bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) payable for year in which the termination occurs. The Severance Amount calculated under this Section shall be reduced (if applicable) and paid as set forth in Section 6(a)(i)(B); and
     (ii) if the Date of Termination occurs within 24 months following a Change of Control, then effective as of the Date of Termination, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award that is outstanding as of the Date of Termination shall immediately vest and/or become exercisable and any contractual restrictions on sale or transfer of any such award (other than any such restriction arising by operation of law) shall immediately terminate.
     (c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash on the date 60 days following the Date of Termination) and (ii) payment to the Executive’s estate or beneficiary, as applicable, in a lump-sum in cash on the date 60 days following the Date of Termination of an amount equal to the Severance Amount payable under Section 6(a)(i)(B).
     (d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump-sum in cash on the date 60 days following the Date of Termination) and (ii) payment to the Executive in a lump-sum in cash on the date 60 days following the Date of Termination of an amount equal to the Severance Amount payable under Section 6(a)(1)(B).
     (e) Cause; By the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period or if the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Accrued Obligations.
     (f) Release Required. Notwithstanding any other provision to the contrary, as a condition to the payment of any Severance Amount or any other payments or benefits under this Section 6 (other than Accrued Obligations), the Executive must execute and deliver (without revoking during any applicable statutory revocation period) a waiver and release of claims related to his employment and termination of employment in favor of the Company and its Affiliates, as well as their employees, officers and directors, substantially in the form attached as Exhibit A hereto.
     7. Non-Exclusivity of Rights. Except as provided in Section 6(a)(ii), 6(c) and 6(d) of this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     8. Full Settlement; Resolution of Disputes.
     (a) Mitigation; Expenses. Except where the Executive’s employment is terminated by the Company for Cause or is terminated by the Executive other than for Good Reason, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), 6(c) and 6(d) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
     (b) Disputed Amounts. If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is (A) a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that Good Reason did not exist, or (B) an affidavit from an officer of the Company stating his good faith belief that grounds for termination for Cause exists under Section 5(b)(iii), (iv), (v) or (vi), the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) or 6(b) hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which need not be secured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
     (c) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     9. Certain Additional Payments by the Company.
     (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, payments or distributions made pursuant to any deferred compensation or supplemental retirement plan), but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties are incurred by the Executive with respect to such excise tax (such tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, it being understood and agreed, anything in this Agreement to the contrary notwithstanding, that in no event shall the Executive be entitled to any payment pursuant to this Section 9 other than in respect of payments made pursuant to Section 6(b). Notwithstanding the foregoing, Executive shall not be entitled to receive a Gross-Up Payment unless the after-tax benefit that Executive is to receive will be reduced by greater than twenty percent (20%) as a result of the excise tax. In all events, any payment pursuant to this Section 9 will be made no later than 2-1/2 months following the end of the year in which a Participant’s termination of employment occurs.
     (b) Determinations. Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s then current independent public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided, however, in no event shall the Gross-Up Payment be paid later than the end of the taxable year following the taxable year in which the Excise Tax is remitted to the Internal Revenue Service. The Accounting Firm shall furnish the Executive with a written opinion that reporting the Excise Tax, or the failure to report the Excise Tax, as applicable, on the Executive’s applicable federal income tax return in accordance with the determination made by the Accounting Firm pursuant to this Section 9(b) should not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     (c) Notice. The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall provide the amount of such payment to the Executive (subject to possible repayment as provided in Section 9(d) below) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) Refunds. If, after the receipt by the Executive of an amount provided by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount provided by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such amount shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     11. Additional Agreements.
     (a) Confidential Information; Non-Competition. The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this Section 11, and that the Executive’s breach of the provisions of this Section could materially damage the Company. The Company shall provide confidential and trade secret information to the Executive immediately upon execution of this Agreement and thereafter, and the Executive agrees not to disclose or use such information for any reason other than the Executive’s employment with Company without the express, prior, written consent of Company. Therefore, in consideration of the Company’s promise to provide the Executive with its confidential information and trade secrets, the Executive agrees that he will not, during the period of the Executive’s employment by or with the Company, and for a period of one year immediately following the termination of the Executive’s employment with the Company under this Agreement (the “Non-Compete Period”), for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature accept employment with, serve as an officer, director, member, manager, agent or joint venturer of, be an owner, controlling stockholder or partner of, act as a consultant to or contractor for, or otherwise actively participate or assist any person, or compete against the Company or any of its Affiliates, directly or indirectly, with or without compensation, in the offshore drilling or liftboat businesses (or any other business in which the Company or any of its Affiliates is then engaged) in those states of the United States (including the state or federal waters offshore such states), or in those countries in the world (and the territorial waters thereof), where the business of the Company is engaged.
     (b) Non-Solicitation. The Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, limited liability company or business of whatever nature induce or encourage any employee of the Company to terminate employment with the Company or hire or offer employment to, or procure the making of an offer of employment to, any employee of the Company or any of its Affiliates who was so employed at any time during the 12 months prior to the date of termination of the Executive’s employment with the Company.
     (c) Non-Inducement. The Executive agrees that he shall not during the Non-Compete Period, for any reason whatsoever, directly or indirectly, (i) team or join with other employees of the Company who were employees of the Company or any of its subsidiaries or affiliates during the 12 months prior to the date of termination of the Executive’s employment with the Company in any business like or related to the offshore drilling business or liftboat business (or any other business in which the Company or any of its Affiliates is then engaged) or (ii) cause, induce or encourage any customer of the Company or any of its Affiliates to terminate or change adversely any business relationship with the Company or any of its subsidiaries or affiliates.
     (d) Non-Disparagement. The Executive covenants that during and following the Employment Period, the Executive will not disparage or encourage or induce others to disparage the Company or its Affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its Affiliates. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of any of the Company Entities and Persons, or (ii) the business reputation of any of the Company Entities and Persons. Nothing in this Agreement is intended to or shall prevent the Executive from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.
     (e) Remedies. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company by injunctions, restraining orders and other equitable actions, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required.
     (f) Reasonableness. Executive agrees that the limitations set forth in this Section 11 on his rights to compete with the Company and its Affiliates are reasonable and necessary in order to protect the goodwill, confidential information and trade secrets, and other legitimate interests of the Company and Affiliates during the Non-Compete Period. Executive specifically agrees that, in view of the nature of the current and proposed business of the Company, the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified in Section 11, are reasonable and necessary for the protection of the Company and its Affiliates.
     (g) Reformation. The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 11 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.
     (h) Period of Applicability. The Executive hereby agrees that the period during which the agreements and covenants of the Executive made in this Section 11 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 11.
     12. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by the Executive by or on behalf of the Company, or any of its Affiliates or the representatives, vendors or customers thereof that pertain to the business of the Company or any of its Affiliates shall be and remain the property of the Company or any such affiliated company, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its Affiliates that are collected or held by the Executive shall be delivered promptly to the Company or its Affiliates, as the case may be, without request by such party, upon termination of the Executive’s employment, without regard to the cause or reasons for such termination.
     13. Inventions. The Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are (a) conceived or made by the Executive, solely or jointly with another, during the period of employment or within one year thereafter, (b) directly related to the business or activities of the Company or its Affiliates, and (c) conceived by the Executive as a result of the Executive’s employment by the Company. Executive hereby assigns and agrees to assign all the Executive’s interests in any such invention, improvement or valuable discovery to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’ interest in any such invention, improvement or valuable discovery.
     14. Cooperation. Following the date of termination, upon reasonable request by the Company, the Executive shall cooperate with the Company with respect to any litigation, dispute or investigation relating to any matter in which he was involved or had knowledge during his employment with the Company. The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 14.
     15. Successors.
     (a) Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     16. Miscellaneous.
     (a) Unfunded Obligation. This Agreement shall be an unfunded obligation of the Company.
     (b) Governing Law; Headings; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by (i) a written agreement executed by the parties hereto or their respective successors and legal representatives, or (ii) as otherwise specified in Section 16(h) below.
     (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Troy L. Carson
14406 Chartley Falls Drive
Houston, Texas 77044

If to the Company:	Hercules Offshore, Inc.
Attn: General Counsel
9 Greenway Plaza, Suite 2200
Houston, Texas 77046

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (e) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (f) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (g) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral) with respect to the subject matter hereof, specifically including any conflicting terms of any award agreements under the Company’s long-term incentive plans with respect to vesting and/or exercisability upon termination or a change of control.
     (h) Section 409A Compliance. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with Hercules Offshore, Inc. for purposes of this Agreement and no payments shall be due to the Executive under this Agreement or any policy or plan of Hercules Offshore, Inc. as in effect from time to time providing for payment of amounts on termination of employment, unless the Executive would be considered to have incurred a “separation from service” from Hercules Offshore, Inc. within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Board determines, upon advice of counsel, that any provision of this Agreement does not, in whole or in part, satisfy the requirements of Section 409A, the Board, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with Section 409A; provided, that in making any such modifications, the Board shall seek to minimize any adverse economic consequences to the Executive, and the Company shall have no liability to the Executive in the event an additional tax, earlier tax or additional penalties are imposed on the Executive pursuant to Section 409A.
     All reimbursements pursuant to this Agreement shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed under Sections 4(b)(v) or as part of the Welfare Benefit Continuation during the Executive’s taxable year may not affect the amounts reimbursed in any other taxable year

(except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.
     Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits, shall be paid to Executive during the six (6)-month period following his termination of employment to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period, plus interest at the then-applicable prime rate.
     (i) No Third Party Beneficiaries. Except as otherwise provided herein, nothing contained herein shall confer upon any Person, or any representative or beneficiary thereof, any rights or remedies under this Agreement.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE
/s/ Troy L. Carson
Troy L. Carson
HERCULES OFFSHORE, INC.
By:	/s/ John T. Rynd
	Name:	John T. Rynd
	Title:	CEO and President

EXHIBIT A
FORM OF RELEASE
     THIS RELEASE AGREEMENT (the “Release”) is made as of this ____________ day of ____________, 20___, by and between __________________ (the “Executive”) and Hercules Offshore, Inc. (the “Company”). This is the Release referred to in that certain Executive Employment Agreement dated as of __________________, 20___ by and between the Company and the Executive (the “Employment Agreement”), with respect to which the Release is an integral part.
     FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement, the Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, affiliates and funds, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which the Executive or the Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to the Executive’s employment relationship with the Company or any of the Releasees, or the termination of the Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Texas Labor Code, Chapters 21 and 22, each as amended, or any other federal, state or local law, regulation, ordinance, or common law; (iii) relating to wrongful employment termination or breach of contract; or (iv) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and the Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights the Executive may have, from and after the date the Release is executed, under the Employment Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws or Delaware law; (c) any rights the Executive may have to vested benefits under employee benefit plans of the Company; or (d) the Executive’s ability to bring appropriate proceedings to enforce the Employment Agreement (collectively, the “Excluded Claims”). The Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to the Executive arising out of his employment with the Company or any of the Releasees, including, but not limited to, any obligations under the Employment Agreement, and that no further payments or benefits are owed to the Executive by the Company or any of the Releasees.

Exhibit A — Page 1

     The Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.
     The Executive acknowledges and agrees that the Executive has been advised to consult with an attorney of the Executive’s choosing prior to signing the Release. The Executive understands and agrees that the Executive has the right and has been given the opportunity to review the Release with an attorney of the Executive’s choice should the Executive so desire. The Executive also agrees that the Executive has entered into the Release freely and voluntarily. The Executive further acknowledges and agrees that the Executive has had at least 45 calendar days to consider the Release, although the Executive may sign it sooner if the Executive wishes. In addition, once the Executive has signed the Release, the Executive shall have seven additional days from the date of execution to revoke the Executive’s consent and may do so by writing to: [Note: Insert name and address of contact person]. The Release shall not be effective, and no payments shall be due hereunder, until the eighth day after the Executive shall have executed the Release and returned it to the Company, assuming that the Executive had not revoked the Executive’s consent to the Release prior to such date.
     The Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.
     The Executive agrees to keep the terms of the Release and the Employment Agreement confidential and not to disclose the Release, the Employment Agreement or their terms to any person or entity, except: to the Executive’s immediate family; as may be required for obtaining legal or tax advice; as may be required by law; or in any proceeding to enforce any of the Excluded Claims.
     It is understood and agreed by the Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.
     The Release is executed by the Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. The Executive further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release.
     The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Texas, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and non-appealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction,

Exhibit A — Page 2

either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
     The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
     This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the Executive and the Company or any of the Releasees. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect; provided, however, that the Executive shall continue to be bound by his obligations under Sections 11, 12 and 13 of the Employment Agreement.
     The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns. The terms of the Release are personal to the Executive and may not be assigned by the Executive.
     IN WITNESS WHEREOF, the Executive and the Company have executed the Release as of the date and year first written above.

EXECUTIVE:

Name:
HERCULES OFFSHORE, INC.
By:
Name:
Title:

Exhibit A — Page 3